                                                                    Exhibit 10.1

                          FORM OF LETTER OF EMPLOYMENT

                             SFW ACQUISITION CORP.



                                February 4, 1997



[ Employee ]
Shoppers Food Warehouse Corp.
4600 Forbes Blvd
Lanham, Maryland 20706

Dear [ Employee ]:

As we stated to you a couple of weeks ago, it is our hope that the Shoppers Food Warehouse team (Shoppers) will continue together after the closing. We anticipate that the purchase by SFW Acquisition Corp. of the stock of Shoppers Food Warehouse Corp. (the "Closing") will take place on or around February 6, 1997. We hope this offer will enable you to choose to continue with the rest of the team. We are confident that you fully understand that there must be limitations to the specifics of what we can offer as we have been severely restricted, and continue to be restricted, from doing due diligence on matters pertaining to the specifics of your compensation and benefits package. This offer, therefore, unfortunately contains certain caveats that we intend to immediately begin to clarify or firm up after Closing. As we stated to you, we have been, and continue to be "up-front and open". The tone of any continued relationship with you, as it is with our current Executives at all Dart Group Companies is, in our belief, tied to such an approach.

The following offer is made to you by SFW Acquisition Corp., its successors or assignee corporation. We will cause such successors or assignee corporation to execute and be bound by this Agreement. This offer replaces all previous offers made orally, or in writing by Dart Group, representatives of Dart Group, or SFW Acquisition Corp. The following comprises our entire offer at this time.

Position:      We are pleased to offer your continuation of employment at
               Shoppers as [ Position ].

Salary: Your salary will be [ Bi-weekly Salary ] biweekly (if annualized [ Current Salary ]). We have based this offer on information from Shoppers that your current salary is [ Previous Salary ].

[ Employee ]
February 4, 1997
Page 2

Bonus: We will guarantee to pay you this year ended June 30,1997 the same bonus you received last year. We are told by Shoppers this amount was [ Bonus ]. The bonus will be paid within sixty (60) days of July 1,1997. In order to receive this bonus, you must be actively employed with Shoppers at the time of bonus payouts, or have signed your approval and acceptance of a Severance Agreement as outlined below. Your bonus for last year amounted to [ Bonus ] of your salary. Within the Dart Group of Companies, we have a strong belief that our senior management should receive additional compensation directly tied to the performance of the company. [ Target Bonus ]. The details of this bonus program will be delivered to you within the first six (6) months of the Closing. The program will contain opportunities to earn substantially more or less, dependent upon the performance of the company. Obviously, this program will also contain contingencies such as your continued active employment at Shoppers at the time of payout.

Benefits:      Your base benefits will continue as they were on December 16,
               1996.  By reference these include life insurance (we are informed
               [ Life Insurance Coverage Amount ]), health, dental and disability insurance. Benefits will also include a 401(k) plan to which the employee may make voluntary contributions and the company may make discretionary contributions. Should the current health plan with Blue Cross/Blue Shield be changed, we will (in the new plan) waive all "pre-existing" conditions you may have at that time. [ Additional Coverage ].

Vacation:      We are informed by Shoppers that the time you accrue for rest and relaxation amounts to four (4) weeks annually. Again, if this is accurate based on time with the company or your original offer letter then we will honor this agreement, otherwise it will be whatever you are eligible for, based on Shoppers company policy as of December 16, 1996. Vacation time may be accrued to a maximum of twice the annual accrual, after which further accruals will cease until your accrual bank is reduced below the twice annual accrual. Accrued vacation not taken since July 1, 1995 will be honored within the policy as outlined.

Auto: Currently we are informed by Shoppers that you receive a car allowance of [ Previous Car Allowance ] a month. We are unaware of any details surrounding this benefit, however, we will raise this allowance to [ Current Car Allowance ] a month. This amount includes business mileage, repair and maintenance, gas, insurance and

[ Employee ]
February 4, 1997
Page 3

               license fees (i.e., there is no reimbursement for business mileage separate from this allowance.)

Business
Expenses:      We will reimburse you for business expenses reasonably incurred by you on behalf of Shoppers. Such expenses will be expected to follow the guidelines of the Policy on Executive Expenses. If no such policy exists, we will establish one.

Future
Salary: We will conduct a salary analysis regarding the compensation of the ten (10) most senior executives (including you) during the first six (6) months following the Closing. If in fact the analysis shows market disparity with like businesses and size of business we will recommend to the Compensation Committee of the Board of Directors of Shoppers Food Warehouse that market adjustments be made at that time. In any event, the salary stated in this letter will not be reduced as a result of this analysis. The next salary review period for senior management will take place in May of 1998.

Severance:     We recognize the expressed concern relative to your financial security in the event of a sale of Shoppers by Dart to another entity. Should we end your employment within the first twelve
               (12) months following the Closing, we will offer you a Severance
               Agreement which will contain the equivalent of six (6) months salary. Should we sell Shoppers to another entity within twelve
               (12) months of the Closing, we will offer you a Severance
               Agreement which will include the equivalent of one (1) year salary. If termination of employment is due to such events as illegal activity, breach of fiduciary duty, refusal to follow the lawful and reasonable direction of the Board of Directors, etc.
               or any violations of the Business Ethics Policy (attached) no Severance Agreement will be offered. Additionally, you should not expect a severance offer should you choose to end your employment voluntarily. An offered Severance Agreement as described above will not contain a non-compete provision.


Indemni-
fication:      Within the first thirty (30) days of the Closing you will be covered under a Director and Officer liability insurance policy similar to that maintained by the Dart Group.

[ Employee ]
February 4, 1997
Page 4

Once we have an opportunity to investigate other elements relative to employment at Shoppers we will obviously ensure that they follow consistently within the group. Such benefits might include any discounts or professional memberships, continuing professional development. etc.

We believe you and your fellow members of the current Shoppers team would like to know as soon as possible if you are all going to be working together, or who has decided to leave. We also would like to know who we will be working with. To this end, please sign your acceptance or decline of this offer without modification and return it to Terry Sharp at the Dart Group corporate office by 5:00 p.m., February 5, 1997.

Again, we sincerely hope that you choose to continue with the team that has done so much to develop the successful company that Shoppers is. We respect the pride that each of you has in the success of the company as well as your individual and team contributions to that success. We look forward to working with you.

                                         Sincerely,



                                         Mark A. Flint
                                         Director, President and
                                          Chief Executive Officer


ACCEPTANCE TO OFFER:


                         2/5/97
--------------           -------------------
Signature                     Date


DECLINE OF OFFER:


-----------------------       --------------------
Signature                     Date

                                   SCHEDULE A

                           LETTER OF EMPLOYMENT TERMS
===============================================================================================
Employee                  Jack W. Binder    Roy Marks       Louis Davis        Isaac Gendelman
===============================================================================================

     Position             Senior Vice       Senior Vice     Senior Vice        Senior Vice
                          President,        President,      President, Store   President,
                          Finance           Grocery         Operations         Produce
-----------------------------------------------------------------------------------------------

     Bi-weekly Salary     $7,038.46         $5,711.54       $5,769.23          $6,230.77
-----------------------------------------------------------------------------------------------
     Current Salary       $183,000          $148,500        $150,000           $162,000
-----------------------------------------------------------------------------------------------
     Previous Salary      $175,000          $141,500        $124,000           $155,000
-----------------------------------------------------------------------------------------------
     Bonus                $50,000           $40,000         $25,000            $50,000
-----------------------------------------------------------------------------------------------
     Target Bonus         30% of            30% of          25% of             N/A
                          Salary            Salary          Salary
-----------------------------------------------------------------------------------------------
     Life Insurance       $100,000          $100,000        $75,000            $50,000
     Coverage Amount
-----------------------------------------------------------------------------------------------
     Additional           $2,000 per        None            None               None
     Coverage             incident
                          Exec-U-Care
                          Coverage
-----------------------------------------------------------------------------------------------
     Previous Car         $300              $400            $400               $300
     Allowance
-----------------------------------------------------------------------------------------------
     Current Car          $350              $650            $650               $650
     Allowance
-----------------------------------------------------------------------------------------------

===============================================================================================